Exhibit 10.77

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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AMENDMENT #2

TO THE COLLABORATION AGREEMENT

This Amendment #2 to the Collaboration Agreement (the “Second Amendment”) is entered into on November 23, 2016 (the “Second Amendment Effective Date”) between Amyris, Inc. and Firmenich SA.

Whereas, the Parties hereto entered into the Collaboration Agreement on March 13, 2013, which was subsequently amended by Amendment #1 to the Collaboration Agreement, dated July 1, 2015 (the Collaboration Agreement as amended is called the “Agreement”);

Whereas, Amyris has entered into a collaboration agreement with [*] (“[*]”) to develop certain compounds (“[*]Collaboration Agreement”); and

Whereas, the Parties wish to further amend the Agreement to 1) define how the Parties have agreed to collaborate in light of the [*]Collaboration Agreement, by extending the definition of Exclusions, the access, manufacture and supply rights as well as the conditions of sale; and, 2) transfer the ownership of the Escrowed Materials to Firmenich, and 3) clarify the definition of “repellent” falling within the F&F Market.

Now Therefore, the Parties hereto agree as follows:

1.	The definition of Exclusions found in Section 1.16 of the Agreement is amended by adding the following to the Exclusions: “The following ingredients, including intermediates thereof which are collectively referred to as the “Excluded Ingredients”, are also Exclusions: [*].

2.	The definition of F&F Market found in Section 1.17 of the Agreement is clarified as follows and the following parenthetical after “repellant” is added: “(an ingredient that induces repulsion or attraction in any arthropod, pest or other animal and which acts via olfactory or taste receptors and/or the olfactory and taste systems)”. This clarification of the term and the meaning of repellant will operate with effect from the Effective Date of the Agreement.

3.	The following sentences are added to Section 2.1, General Scope, of the Agreement: “With regard to the Excluded Ingredients however, if the circumstances in Sections 2.8.6 and 2.8.7 occur with respect to any of the individual Excluded Ingredients, or if the [*]Collaboration Agreement expires or is terminated for any reason, or Amyris is no longer bound by the [*] Collaboration Agreement for any other reason, then the Excluded Ingredients will revert back to the Collaboration and consequently be deemed to be included within the F&F Market under this Agreement.”

4.	The following sections are added as a new Section 2.8:

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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“Section 2.8, Development of Excluded Ingredients in Collaboration with [*]. Amyris has the right to enter into an agreement with [*] relating to the research, development, manufacture, supply and commercialization of the Excluded Ingredients as a Flavor Ingredient subject to the following conditions:

2.8.1.	Firmenich will purchase for its internal use only (and not for re-sale) the Excluded Ingredients from [*] and/or Amyris under Firmenich’s standard purchasing terms and conditions.

2.8.2.	If the net selling price [*] charges Firmenich for the sale of the Excluded Ingredient is more than Amyris’ Fully-Burdened Cost for the Excluded Ingredient plus [*], then Amyris will compensate Firmenich for the difference within thirty (30) days after a request is made by Firmenich. “Fully-Burdened Cost for the Excluded Ingredient” is based upon the elements and principles used in the agreed cost model for [*] (as shared between the Parties after each production campaign).

2.8.3.	The Steering Committee will determine according to the decision making process shown in Section 2.6, the Target Cost for the Excluded Ingredients (based on the Target Cost Model). The Steering Committee will also advise upon the scope of the development of the Excluded Ingredients, guided by the interest to support Amyris to achieve and maintain global standards of naturalness for flavors.

2.8.4.	If [*] cannot produce the quantities of Excluded Ingredient(s) required by Firmenich, then Amyris will manufacture or have manufactured the Excluded Ingredient(s) and sell the requested amount of Excluded Ingredient(s) to Firmenich at Amyris’ Fully-Burdened Cost for the Excluded Ingredient plus [*] regardless of Amyris’ Target Cost for the Excluded Ingredient(s), but capped at [*].

2.8.5.	The record keeping and auditing provisions in Section 4, Audit Rights, apply to the data and information provided on the Fully-Burdened Cost for the Excluded Ingredient(s). If Amyris cannot produce the Excluded Ingredient(s) at [*], the Parties will negotiate a new mark-up percentage in good faith as per the process established in the Collaboration Agreement.

2.8.6.	If [*] or Amyris, as the case may be, cannot achieve a cost of an Excluded Ingredient of [*]. The occurrence of such an event will be formally confirmed by the Steering Committee.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.8.8.	If the Excluded Ingredients are not commercialized by [*] on or before June 28, 2019, being thirty six (36) months after the signature date of the [*] Collaboration Agreement ([*]), then the Excluded Ingredients will automatically [*]. The occurrence of such an event will be formally confirmed by the Steering Committee.

2.8.9.	If Amyris or an Amyris Affiliate manufactures and sells an Excluded Ingredient product to [*], Amyris will pay to Firmenich a royalty of [*].

2.8.10.	Within five (5) business days after the end of each calendar quarter, Firmenich will provide to Amyris the volumes and price paid by Firmenich for Excluded Ingredient(s) purchased during the same quarter, allowing Amyris to deduct the volumes sold to Firmenich from its total sales of the Excluded Ingredient and to provide for the calculation of the royalty amounts.

2.8.11.	Within fifteen (15) business days following the notification by Firmenich of Excluded Ingredient volumes purchased during the quarter, and for each calendar quarter during which Excluded Ingredient have been sold, Amyris will provide Firmenich with reports of its Net Sales of Excluded Ingredients.

a.	Each of the foregoing reports will include (for the relevant period) (i) quantities of Excluded Ingredient sold to Third Parties, (ii) the average selling Price for such sales; (iii) the associated cost (as per cost model described in Section 2.8.3); and (iv) the royalty amount to be paid to Firmenich.

b.	The audit rights shown in Section 4, Audit Rights, apply to all Amyris records (including financial and supply records) to allow the verification of payments in accordance with this clause 2.

2.8.12.	Amyris will pay to Firmenich such amounts within sixty (60) days after receipt of the invoice. Payments will be made in U.S. Dollars by wire transfer to an account designated by Firmenich.

2.8.13.	The [*] Collaboration Agreement contains provisions regarding a change in control, insolvency, confidentiality and insurance as well as other provisions required to ensure the continued supply of the Excluded Ingredient to Firmenich. Amyris warrants and undertakes that the [*] Collaboration Agreement and all collaboration with [*] complies strictly and will comply at all times during the Agreement with the terms and conditions of the Agreement and does not in any way prejudice Firmenich’s

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.8.15.	rights and interests, in particular, but not limited to the specific provisions on assignment or access to Amyris’ Strain Generation Technology and Amyris Collaboration Intellectual Property. As agreed in the Steering Committee, Amyris shall provide to Firmenich within 30 days of the Second Amendment Effective Date written confirmation of this non–infringement commitment by Amyris in a separate letter.

2.8.16.	Amyris will ensure that [*] does not communicate externally or issue any press release or similar public communication about its collaboration with Amyris. Before issuing any press release or similar public communication relating to the collaboration on any Excluded Ingredient, Amyris will first obtain the prior written consent of Firmenich.

2.8.17.	Amyris will inform Firmenich as soon as reasonably possible if the [*] Collaboration Agreement expires, is terminated or is amended or if either event described in Sections 2.8.6 and/or 2.8.7 occurs.

2.8.18.	Amyris will provide to Firmenich a redacted copy of the [*] Agreement so that Firmenich can verify that the required provisions as stated in 2.8.12 are present. The redacted [*] Agreement will be treated as Confidential Information pursuant to Section 8, Confidentiality.

2.8.19.	Any assignment, outsourcing or sub-contracting by Amyris of the manufacturing or other rights of the Excluded Ingredients to a third party is conditioned upon the royalty payment obligation (2.8.8), the pricing compensation (2.8.2) and the procurement obligation (2.8.4) to Firmenich.”

5.	As of the Second Amendment Effective Date, the ownership of all Escrowed Materials relating to [*] that are in escrow pursuant to the Escrow Agreement dated August 22nd, 2013, between the Parties and the Escrow Agent, (the “Transferred Materials”) are hereby transferred from Amyris to Firmenich. Amyris shall within fifteen (15) business days following the Second Amendment Effective Date, take all measures and actions necessary to release the Transferred Materials from escrow and to deposit them in Firmenich’s name in a deposit account with the Escrow Agent or such other Agent Firmenich choses. For the avoidance of doubt, Transferred Materials include all technical reports (including strain development history) describing the work to date under the Work Plan, copies of all supporting manufacturing SOPs and all other material development-related documentation for each Intermediate and Ingredient developed under its Work Plan.

5.1.	The Parties will request an amendment of the Escrow Agreement’s Release Conditions for the specific purpose shown above. Amyris will confirm the release instructions according to Exhibit A of the Escrow Agreement.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.2.	The Escrow Agreement will remain in place for the deposit of future Strains. For the sake of clarity, any future Strains developed after the Second Amendment Effective Date will be deposited in escrow in accordance with the terms of Section 3.4 of the Agreement, Development Strain Escrow.

5.3.	For the sake of clarity, Firmenich will use the Transferred Materials within the limitations of the Collaboration Agreement including, but not limited to, Sections 6.3 (Firmenich’s Representations and Warranties), 8 (Confidentiality), and 9 (Exclusivity).

6.	Amyris promises to pay or transfer to Firmenich the following:

6.1.	The transfer of the ownership of the Transferred Material represents a value of [*] to Firmenich;

6.2.	Amyris hereby gives Firmenich a credit of [*] which is or will be applied to an order of [*] that has already been received by Amyris;

6.3.	Amyris will sell to Firmenich an additional [*] pursuant to the Supply Agreement between the Parties (which represents a value of [*]). The sales schedule has been mutually agreed upon by the Parties ;

6.4.	Amyris will provide training to Firmenich employees at Amyris’ Brotas plant, representing a value of [*]. This corresponds to [*], to be allocated by Amyris for such training. The training plan will be established between the Parties after the Second Amendment Effective Date, no later than January 2017. Amyris will not reimburse Firmenich for travel, hotel or other accommodation expenses incurred by Firmenich employees in attending such training.

7.	Without affecting any other right or remedy available, Firmenich may terminate this Second Amendment and the Agreement (Section 20.2/ 20.4.3 of the Agreement) with immediate effect by giving written notice to Amyris (or at such other date as specified in the notice) if Amyris commits a breach of any term or condition of this Second Amendment and such breach has not been remediated within 30 days after written notice of such breach by Firmenich.

8.	Capitalized terms used in this Second Amendment have the meaning defined in the Agreement unless otherwise defined herein. Except as specifically provided in this Second Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and unchanged. Together, the Collaboration Agreement, the First Amendment and this Second Amendment constitute the entire agreement between the Parties, and supersede any and all prior negotiations, representations, correspondence, understandings and agreements

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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with respect to the subject matter of the Agreement, the First Amendment and the Second Amendment. This Second Amendment may be executed in counterparts, which together shall constitute one document and be binding on the Parties. Unless otherwise explicitly noted, all of the amendments shown in this Second Amendment are effective as of the Second Amendment Effective Date.

In Witness Hereof, the Parties executed this Agreement as of the Second Amendment Effective Date.

Amyris, Inc.		Firmenich SA

Signature	/s/ John Melo	Signature	/s/ Boet Brinkgreve
By :	John Melo	By :	Boet Brinkgreve
Title :	CEO	Title :	President Ing & China

		Signature	/s/ C. Dean
		By :	C. Dean
		Title :	VP R&D 02 Dec 2016

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